Exhibit 10.1

AMENDMENT TO EMPLOYMENT AND NONCOMPETITION AGREEMENT
This Amendment to the Employment and Noncompetition Agreement (this “Amendment”), effective as of June 23, 2017, is made by and between Gramercy Property Trust (f/k/a Chambers Street Properties), a Maryland real estate investment trust (the “Employer”), as successor to Gramercy Property Trust, Inc. (f/k/a Gramercy Capital Corp.), a Maryland corporation (the “Original Employer”), and Gordon DuGan (“Executive”).
WHEREAS, the Original Employer and the Executive entered into that certain Employment and Noncompetition Agreement, dated as of June 7, 2012, as amended on April 30, 2013 (the “Original Employment Agreement”);
WHEREAS, in connection with the merger of the Original Employer with and into a wholly owned subsidiary of the Employer on December 17, 2015 and subsequent transactions, the Original Employment Agreement was amended by that certain letter agreement dated July 1, 2015, and the obligations of the Original Employer thereunder were assumed by the Employer (the Original Employment Agreement, as so amended and assumed, being referred to herein as the “Employment Agreement”);
WHEREAS, pursuant to Section 12 of the Employment Agreement, the Employer and Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment; and
WHEREAS, unless the context requires otherwise, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and Executive agree as follows:
1.For avoidance of doubt, the definition of Change-in-Control set forth in Section 6(c)(i) of the Employment Agreement is hereby amended such that references to “the Employer” set forth therein refer to the Employer (as opposed to the Original Employer).

2.Section 7(a) of the Employment Agreement is hereby amended by adding the following new subsection (vi) at the end thereof:

“(vi) In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control, then, in lieu of the amounts payable pursuant to Section 7(a)(ii), Executive will be entitled to receive an aggregate amount equal to three (3) times the sum of (A) the Prior Salary and (B) the most recent annual cash bonus paid to Executive prior to the Termination Date, which amount shall be payable in twenty-four (24) equal monthly installments beginning on the first regular payroll payment date occurring more than 30 days after the Termination Date.”

3.Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms and the terms thereof shall govern this Amendment to the same extent as if fully set forth herein.

4.This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

5.This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

EMPLOYER:
GRAMERCY PROPERTY TRUST

By:    /s/ Jon W. Clark_______________________
Name: Jon W. Clark
Title: Chief Financial Officer

EXECUTIVE:
/s/ Gordon DuGan_________________________
Gordon DuGan

ACTIVE/91082028.3